Exhibit 99.1

MAXIMUS Establishes Preliminary Fiscal 2014 Guidance

RESTON, Va.--(BUSINESS WIRE)--July 1, 2013--MAXIMUS (NYSE:MMS), a leading provider of government services issued preliminary fiscal year 2014 guidance today.

With several new awards to operate the customer contact operations of health insurance exchanges at the state and federal level, MAXIMUS has achieved its goal of winning its fair share of the health insurance exchange market. The Company estimates that it has added more than $125 million in new annual contract value related to the health insurance marketplaces under the Affordable Care Act (ACA).

As a result, MAXIMUS is establishing preliminary fiscal year 2014 revenue and earnings guidance, which includes the contributions from the acquisition of Health Management. Based on the midpoint of $1.285 billion of the Company’s revenue guidance for fiscal year 2013, MAXIMUS expects that revenue for fiscal year 2014 will increase between 21% and 28% and will range between $1.555 billion and $1.650 billion. Based upon the midpoint of $1.54 of the Company’s adjusted diluted earnings per share guidance for fiscal year 2013, MAXIMUS expects that its adjusted diluted earnings per share for fiscal year 2014 will increase between 14% and 20% and will range between $1.75 and $1.85. Earnings estimates reflect the split of the Company’s common stock, which occurred at the close of the market on June 28, 2013.

The Company’s fiscal year 2014 guidance reflects a number of dynamics, including:

  A margin mix shift due to an increase in new work performed for the United States Federal Government that is cost reimbursable and lower-margin, with typical operating margins between 4% and 6%
  Revenue that occurred in fiscal 2013 that is not expected to repeat in fiscal 2014, from certain contracts, primarily in the Health Segment
  A tax rate of 37% with the expectation that there will be an increased contribution of operating income from operations outside the United States

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, “MAXIMUS has successfully established a leading position in the health insurance exchange market and we are pleased with the many new ACA-related contracts that we have won thus far. Our long-term growth is not dependent on a single award, but rather upon macro trends and long-term growth drivers. We believe that there will be additional ACA-related opportunities over the next several years as states consider transitioning to their own state-based exchanges and expanding companion programs.”

Montoni continued, “Further, we believe that demand for our services will continue to present significant short- and long-term business opportunities across both segments. We see many new emerging opportunities for our core health and human services capabilities in all of our geographies, but most notably outside the United States, where we are well-positioned to receive new work. We are also equally excited to further enhance our offerings in existing markets, such as the United Kingdom where we recently acquired Health Management, and set the platform for new growth engines for fiscal 2014 and beyond.”

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 8,800 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com